Exhibit 99(n)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Permal Global Active Strategies Master Fund

We consent to the use of our report, dated June 18, 2008, included herein, for Legg Mason Permal Global Active Strategies Master Fund, as of June 16, 2008.

New York, New York
June 20, 2008